Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of April 5, 2012, is made by and among Tellabs, Inc., a Delaware corporation (the “Company”), and the other entities and natural persons listed on the signature pages hereto (collectively, the “Dialectic Group”) (each of the Company and the Dialectic Group, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, the Dialectic Group may be deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 6,508,420 shares, or approximately 1.78% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, the Company from time to time holds discussions with certain of its stockholders relating to governance matters, including with respect to preferences relating to the composition of the Company’s board of directors (the “Board”);

WHEREAS, the Dialectic Group has provided notice to the Company of its intention to nominate new candidates to the Board at its 2012 annual meeting of stockholders (the “2012 Annual Meeting”) and to communicate with stockholders of the Company in connection with the election of directors of the Company at the Annual Meeting;

WHEREAS, Linda Wells Kahangi (a Class III Director) (“Kahangi”) and William Souders (a Class I Director) (“Souders”) have advised the Company of their willingness to retire from the Board, immediately upon the completion of the 2012 Annual Meeting;

WHEREAS, it is considered desirable to appoint one of the nominees identified by the Dialectic Group to fill the Class III vacancy and a separate candidate to fill the Class I vacancy, which candidate was identified after consultation by the Company with certain of the Company’s other stockholders, as more fully described below; and

WHEREAS, the Company and the Dialectic Group have agreed that it is in their mutual interests to enter into this Agreement to set forth, among other things, the parties’ mutual understanding relating to the 2012 Annual Meeting.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:

1. Representations and Warranties of the Dialectic Group. The Dialectic Group represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by each member of the Dialectic Group, and is a valid and binding obligation of each member of the Dialectic Group, enforceable against each member of the Dialectic Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, any law, or any order of any court or other agency of government, applicable to any member of the Dialectic Group or to which any member of the Dialectic Group is a party, or the organizational documents of any member of the Dialectic Group.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Dialectic Group that (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended to date, or any agreement applicable to the Company or to which the Company is a party or is bound, nor trigger any “change of control” provision in any agreement or employee benefit plan to which the Company is a party or is bound.

3. Director Appointments and Annual Meeting.

(a) Each of Kahangi and Souders has executed and delivered to the Company a resignation letter pursuant to which he or she is retiring from the Board effective upon the completion of the 2012 Annual Meeting. Subject to the agreement of the 2012 Appointees (defined below) to comply with the Company’s governance policies, in order to fill the vacancies created by such resignations, the Company has taken all actions necessary and appropriate to have its Board appoint, effective upon the completion of the 2012 Annual Meeting, (i) Gregory J. Rossmann as a Class III Director with a term expiring at the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”), and (ii) Vincent D. Kelly as a Class I Director with a term expiring at the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”). Mr. Rossmann is referred to herein as the “Dialectic Appointee,” and Mr. Rossmann and Mr. Kelly are collectively referred to as the “2012 Appointees.” The 2012 Appointees shall be invited to attend all meetings of the Board in the capacity of observers (subject to providing customary confidentiality undertakings in the same manner as a director of the Company) pending the effectiveness of their appointments to the Board. The Company shall provide to each 2012 Appointee, in his capacity as an observer, copies of all notices, minutes, consents and other materials, financial and otherwise, as and when provided to the Board.

(b) So long as the Dialectic Group certifies in writing to the Company that, on December 31, 2012, it is the beneficial owner of not less than 1% of the outstanding shares of the Common Stock, the Company agrees to take all actions necessary and appropriate to (i) nominate the Dialectic Appointee for election at the 2013 Annual Meeting as a Class III Director of the Board, (ii) recommend, and to reflect such recommendation in the Company’s definitive proxy statement in connection with the 2013 Annual Meeting, that the stockholders of the Company vote to elect the Dialectic Appointee as a Class III Director of the Board at the 2013 Annual Meeting, and (iii) support and solicit proxies for the Dialectic Appointee’s election as a Class III Director of the Board, all in the same manner as for the Company’s other nominees who are up for election at the 2013 Annual Meeting. The Company agrees that if, for any reason, the Dialectic Appointee is unable to stand for reelection as a Class III Director at the 2013 Annual Meeting, the Dialectic Group shall have the opportunity to recommend a substitute nominee, who shall qualify as “independent” pursuant to NASDAQ listing standards and who has relevant financial and business experience, subject to the approval of the Nominating and Governance Committee of the Board in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld. In the event the Nominating and Governance Committee of the Board does not accept the substitute nominee recommended by the Dialectic Group, the Dialectic Group will have the right to recommend one or more additional substitute nominees for consideration by the Nominating and Governance Committee. Upon the acceptance of a substitute director nominee by the Nominating and Governance Committee, the Company will take all action set forth in the first sentence of this clause (b) with respect to such substitute director nominee. The foregoing provisions in this subsection 3(b) with respect to the Dialectic Appointee shall also apply mutatis mutandis with respect to the Mutual Appointee (defined below) if and only if the Mutual Appointee is appointed to a Class III directorship. For the avoidance of doubt, any reference in this Agreement to the “Dialectic Appointee” and “Mutual Appointee” shall include any such replacement nominee selected in accordance with the provisions of this clause (b).

(c) So long as the Dialectic Group certifies in writing to the Company that it is the beneficial owner of not less than 1% of the outstanding shares of the Common Stock at the applicable time, the Company agrees to take all actions necessary and appropriate to cause a candidate mutually agreeable to the Company and the Dialectic Group (or J.C. Huang, if the Company and the Dialectic Group are unable to agree on such other candidate) to be appointed to the Board not later than December 31, 2012 (J.C. Huang or such mutually agreeable candidate being referred to as the “Mutual Appointee”). To the extent necessary, the Company may increase the size of the Board to 11 to effectuate the foregoing.

(d) Each of the Dialectic Appointee and the Mutual Appointee shall agree to resign from the Board if the Dialectic Group at any time is the beneficial owner of less than 1% of the shares of the outstanding Common Stock. The Dialectic Group will notify the Company promptly after becoming aware of such occurrence.

(e) The Dialectic Group hereby irrevocably withdraws its letter to the Company dated February 3, 2012 (the “Dialectic Nomination Letter”).

(f) At the 2012 Annual Meeting and the 2013 Annual Meeting, and at each special meeting of stockholders of the Company prior to the 2013 Annual Meeting, so long as either of the Dialectic Appointee or the Mutual Appointee is serving as a director, the Dialectic Group agrees to vote, and cause their respective Affiliates and Associates within their control to vote, all of the shares of Common Stock beneficially owned by them or over which it has or shares (with any other member of the Dialectic Group or any such Affiliate or Associate) voting power in accordance with the recommendation of the Board as set out in the related proxy statement solely with respect to matters not requiring the Company to file a preliminary proxy statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the rules or regulations thereunder (the “Exchange Act”), provided that Institutional Shareholder Services has recommended in favor thereof.

(g) The Company agrees that during the Standstill Period (as defined below), it shall not, and shall cause the Board not to, take any action to increase the number of members on the Board to more than 10 directors, except as provided for in subsection 3(c) above.

(h) The Company agrees that it shall hold the 2012 Annual Meeting no later than May 15, 2012.

4. Standstill. Each member of the Dialectic Group agrees that, from the date of this Agreement through the earlier of (x) the date that is eighteen months from the date of this Agreement, and (y) the date that is 10 days prior to the deadline for stockholders to nominate director candidates for election to the Board at the 2014 Annual Meeting (the “Standstill Period”):

(a) neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders, action by written consent of stockholders or any other solicitation or nomination), in each case, with respect to securities of the Company;

(ii) seek to advise, encourage, support, cooperate with, or influence any person with respect to the voting or disposition of any securities of the Company at annual or special meetings of stockholders;

(iii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some lesser number of the persons identified herein as part of the Dialectic Group);

(iv) at any time be the beneficial owner, in the aggregate, of more than 5% of the outstanding shares of the Common Stock;

(v) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Dialectic Group;

(vi) control, influence or seek to control or influence the Board other than through the Dialectic Appointee and/or the Mutual Appointee, other than through non public communications with the officers and directors of the Company;

(vii) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or any other solicitation or nomination;

(viii) (1) make any proposal for consideration by stockholders at any annual or special meeting of stockholders or (2) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving the Dialectic Group and the Company;

(ix) seek, alone or in concert with others, representation on the Board, other than in accordance with Section 3(b); or

(x) make any request to amend, waive or terminate any provision of this Agreement, other than through non public communications with the officers and directors of the Company that do not trigger any disclosure obligation on the part of the Company or any member of the Dialectic Group;

provided, however, that, except as otherwise provided in Section 3, nothing herein will limit the ability of (1) any member of the Dialectic Group, or any of its respective Affiliates and Associates, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company in such manner as it may determine in its sole discretion; (2) the Dialectic Group to disclose, publicly or otherwise, how it intends to vote or act with respect to, or to announce its opposition to, including, in any such case, the reasons therefor, any publicly-announced proposals, including, but not limited to, a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination or divestiture involving the Company; or (3) any member of the Dialectic Group, or any of its respective Affiliates and Associates from taking any action as, based on the advice of counsel, is reasonably required to comply with applicable law (including any Federal or State securities laws, rules or regulations or the rules and regulations of any stock exchange or stock market).

As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2, and the term “beneficial owner” shall have the meaning set forth under Rule 13d-3, in each case promulgated by the SEC under the Exchange Act.

5. Public Announcement. The Company and the Dialectic Group shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the Parties, including a description of the material terms of this Agreement. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued. During the Standstill Period, each Party agrees that it shall refrain from any disparagement, defamation, libel or slander with respect to any other Party and from publicly criticizing any other Party or a Party’s respective Affiliates and Associates. Except as provided in Section 4, nothing in this Agreement shall prohibit or be construed to prohibit any Party or any of its Affiliates and Associates from commenting or presenting its views on any issue or matter that has been publicly disclosed by the other Party and making any filings with the Securities and Exchange Commission which, based on the advice of counsel, any of the foregoing Parties is reasonably required to make in connection therewith.

6. Remedies.

(a) Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to seek injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity, and without posting a bond or other security.

(b) In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other out-of-pocket expenses of litigation or negotiation, incurred by such prevailing party or parties in connection with such action.

7. Expenses. The Company shall reimburse the Dialectic Group for its reasonable, documented out-of-pocket fees and expenses incurred in connection with matters related to the 2012 Annual Meeting and the negotiation and execution of this Agreement in the amount of $50,000 in the aggregate.

8. Releases.

(a) The Dialectic Group hereby agrees for the benefit of the Company, and each controlling person, officer, director, stockholder, agent, affiliate, employee, member, manager, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”) as follows:

(i) The Dialectic Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) and arising out of or related to the Company’s solicitation of nominees for directors and related proxy solicitation in connection with the 2012 Annual Meeting (collectively, “Dialectic Claims”) that the Dialectic Group may have against the Company Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) The Dialectic Group understands and agrees that the Dialectic Claims released by the Dialectic Group above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Dialectic Claims as described above. The Dialectic Group understands that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Dialectic Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(b) During the Standstill Period, the Dialectic Group agrees that, except as counsel to the Dialectic Group or any of its Affiliates or Associates reasonably determines is required in order for any member of the Dialectic Group to comply with its fiduciary duties to its investors, (i) no member of the Dialectic Group shall, without the consent of the Company, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which the Company or any of its officers or directors are named as parties in a manner adverse to such parties; provided that the foregoing shall not prevent any member of the Dialectic Group from responding to or complying with a validly issued legal process (including, without limitation, court order, deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) and (ii) the Dialectic Group agrees to give the Company at least five business days notice of the receipt of any legal process prior to furnishing information requested thereby regarding the Company or any of its officers or directors, to the extent that such notice is legally permissible.

(c) The Company hereby agrees for the benefit of the Dialectic Group, the 2012 Appointees, the Mutual Appointee and each controlling person, officer, director, stockholder, agent, affiliate, employee, member, manager, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of any member of the Dialectic Group or any 2012 Appointee or Mutual Appointee (the Dialectic Group, the 2012 Appointees, the Mutual Appointee and each such person being a “Stockholder Released Person”) as follows:

(i) The Company, for itself and for its affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Stockholder Released Person of, and holds each Stockholder Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected and arising out of or related to the Dialectic Group’s notice to the Company of its intention to nominate new candidates to the Company’s Board at the 2012 Annual Meeting (collectively, the “Company Claims”), that the Company may have against the Stockholder Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) The Company understands and agrees that the Company Claims released by the Company above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Company Claims as described above. The Company understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of the Company Claims, but it nevertheless waives any claims or rights based on different or additional facts.

The Parties expressly acknowledge and agree that this Section 8 is also intended to include in its effect, without limitation, all such claims which they do not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(d) The Parties intend that the foregoing release be broad with respect to the matter released, provided, however, this release of Dialectic Claims and Company Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the Company’s Certificate of Incorporation, Bylaws or otherwise.

9. Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 9) and delivered personally or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, or (b) if sent by recognized overnight courier, one day after the date of sending.

If to the Company:	Tellabs, Inc. One Tellabs Center 1415 West Diehl Road Naperville, Illinois 60563 Attention: James M. Sheehan Telephone: (630) 798-8800 Facsimile: (630) 798-3231

with a copy to:	Vedder Price P.C. 222 N. LaSalle Street, Suite 2600 Chicago, Illinois 60601 Attention: Thomas P. Desmond or John T. Blatchford Telephone: (312) 609-7500 Facsimile: (312) 609-5005

If to the Dialectic Group:	Dialectic Capital Partners, LP 875 Third Avenue, 15th Floor New York, New York 10022 Attention: John Fichthorn Telephone: (212) 230-3220 Facsimile: (212) 980-2635

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steve Wolosky, Esq. Telephone: (212) 451-2333 Facsimile: (212) 451-2222

10. Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

11. Amendments; Severability; Counterparts; Facsimile. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile or electronic mail, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction. The Parties to this Agreement agree that any suit, action or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought only in a federal court located in Delaware or in any Delaware state court, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives any objection it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13. Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.

14. Further Action. Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

TELLABS, INC.

By:	/s/ Robert W. Pullen
Name: Robert W. Pullen
Title: President, Chief Executive Officer and Director

THE DIALECTIC GROUP:

DIALECTIC CAPITAL PARTNERS, LP

By:	/s/ John Fichthorn
Dialectic Capital, LLC
Its General Partner

DIALECTIC OFFSHORE, L2, LTD.

By:	/s/ John Fichthorn
John Fichthorn, Director

DIALECTIC ANTITHESIS OFFSHORE, LTD.

By:	/s/ John Fichthorn
John Fichthorn, Director

DIALECTIC ANTITHESIS PARTNERS, LP

By:	/s/ John Fichthorn
Dialectic Capital, LLC Its General Partner

DIALECTIC OFFSHORE, LTD.

By:	/s/ John Fichthorn
John Fichthorn, Director

DIALECTIC CAPITAL MANAGEMENT, LLC

By:	/s/ John Fichthorn
John Fichthorn Managing Member, and Individually

By:	/s/ Luke Fichthorn
Luke Fichthorn Managing Member